Exhibit 99.1

Cray Media:
Erin McGhee
206/701-2107
pr@cray.com
Investors:
Victor Chynoweth
206/701-2094
ir@cray.com

CRAY INC. REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
Cray anticipates significant growth in 2008
SEATTLE, WA — April 29, 2008 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the first quarter ended March 31, 2008. Revenue for the quarter was $26.1 million compared to $47.1 million in the prior year period. The company reported a net loss for the quarter of ($10.6 million) or ($0.33) per share compared to a net loss of ($0.8 million) or ($0.03) per share in the first quarter of 2007.
Total gross margin for the first quarter was 43.5 percent compared to 33.0 percent in the first quarter of 2007. Improved product margin, driven primarily by product mix, grew to 40.0 percent compared to 30.0 percent in the prior year period. First quarter 2008 service margin of 45.9 percent was favorably impacted by a one-time service project and was above the company’s target level of 40 percent.
Operating expenses for the first quarter were $22.8 million compared to $17.4 million in the prior year period. As in fourth quarter 2007, first quarter 2008 research and development expenses increased significantly over the prior year period due primarily to the expiration of a large development contract. Included in first quarter 2008 results were non-cash items of $2.9 million for depreciation and amortization and $0.6 million related to stock compensation.
Cash and short-term investment balances as of March 31, 2008 were $147.3 million, compared to $179.1 million as of December 31, 2007 and $147.6 million as of March 31, 2007.
“Our goals for 2008 are to be profitable and to grow. Though not evident in first quarter results, we’ve made great progress over the first few months this year toward achieving these goals,” said Peter Ungaro, president and CEO of Cray. “We’ve announced a number of significant wins this year, including a near-petaflops system with the University of Tennessee and four systems with the U.S. Department of Defense; we delivered initial quad-core Cray XT4 systems; we recognized revenue on our first Cray XT5h vector system; and finally, with the Cray XT5 MPP supercomputer due to begin shipping later this year, we will expand our addressable market by as much as fifty percent.”
Ungaro added, “Additionally, we announced yesterday a partnership with Intel that will bring together Cray’s industry leadership in supercomputing systems with Intel’s leadership in processing technologies. In addition to our current partnership with AMD, this powerful collaboration will, in the future, give our customers a tremendous amount of benefit in the form of additional capabilities and choice — providing for the best microprocessors the industry has to offer in the most scalable supercomputers in the world.”

Ungaro concluded, “We are planning to deliver our first petaflops supercomputer to Oak Ridge National Laboratory late this year, and we now have sufficient visibility to achieve our 2008 growth objective. Our current priorities are to continue to focus around product development and acceptances, winning new business, and leveraging our products and technology to expand Cray’s role in the supercomputing marketplace.”
Outlook
For 2008, while there is a wide range of potential outcomes, Cray expects to be profitable for the year, with revenue of somewhat above $280 million, weighted heavily toward the second half of the year. Among other variables, this outlook depends heavily on the acceptance of the petaflops (1,000 trillion floating point operations per second) supercomputer late in the year. The company anticipates initial revenue from quad-core systems in the second quarter and initial Cray XT5TM Massively Parallel Processing (MPP) system revenue later in the year.
Cray expects 2008 gross margins to be similar to 2007 for the year, but will fluctuate significantly by quarter. The company anticipates higher operating expenses for the year, with the increase principally in the area of research and development, where net research and development expense will likely increase by approximately 30% in 2008 compared to 2007. This increase is driven by the completion of a significant funding agreement for the BlackWidow system and additional development costs associated with the support of our Intel partnership. Additionally, other operating expenses would increase with the anticipated revenue growth due to commissions and other variable compensation.
Cray anticipates cash balances will vary significantly over the remainder of the year, as the company builds inventory for planned second half 2008 customer shipments.
2008 quarterly and annual results will be affected by many factors, including the timing and success of planned product rollouts, availability of parts from suppliers and the timing of customer acceptances, revenue recognition and the level of margin contribution.
Recent Highlights
•	On April 28, Cray announced it had entered a multi-year collaboration with Intel to develop and introduce next-generation supercomputers that will incorporate future Intel processors. The two industry leaders are collaborating to develop high performance computing (HPC) systems that will help solve some of the world’s most important scientific and engineering challenges by dramatically advancing the state of high-end computing.

•	In April, Cray announced it will provide the University of Tennessee with a near-petaflops supercomputer as a Track 2 award recipient of the National Science Foundation’s HPC initiative. The system will be used to advance science in a number of areas including global climate change research, natural disaster modeling and understanding the complexities of the human brain.

•	In February, Cray was awarded four of the five high performance computing systems awards by the Department of Defense (DOD) as part of its 2008 HPC modernization program. Cray will provide four Cray XT5 systems to be located at top military research centers including the Army Research Laboratory, the Naval Oceanographic Office and the Arctic Region Supercomputing Center.

•	In February, Cray announced that Sandia National Laboratories has entered into an agreement for a processor upgrade to its “Red Storm” supercomputer from 124 teraflops (one trillion floating point operations per second) to 284 teraflops. Already one of the world’s largest systems, this performance boost will allow researchers and scientists to run even higher resolution models to increase the accuracy of critical computer simulations.

•	In January, Cray unveiled the new Cray XT4TM supercomputer at Scotland’s University of Edinburgh, marking the official launch of the United Kingdom’s High-End Computing Terascale Resource (HECToR) project. Established to provide next-generation HPC service for the UK’s academic community, HECToR will greatly assist researchers to satisfy the most demanding of scientific goals and push the boundaries of their ambitions.
Conference Call Information
Cray will host a conference call today, Tuesday, April 29, 2008 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss 2008 first quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-866-249-5225. International callers should dial 303-275-2170. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11113355. International callers can listen to the replay by dialing 303-590-3000, access code 11113355. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Tuesday, April 29, 2008.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include anticipated revenue subject to complex revenue recognition rules; significantly fluctuating quarterly operating results; lower margins and operating results due to many variables including pricing pressure and increasing pressure on research and development expenses; the technical challenges of developing high performance computing systems, including potential delays in development projects, such as the quad-core Cray XT4, Cray XT5, Cray XMT TM, Cray XT5hTM and future systems; the level, timing and continuation of government funding for supercomputer purchases and research and development activities, including negotiating amendments to our DARPA program to incorporate Intel technologies; the successful passing of customer acceptance tests; significant reliance on third-party development service suppliers and parts suppliers, including their competitiveness with other suppliers and potential delays in the results of their development and in the availability of qualified parts from suppliers; the successful porting of application programs to Cray supercomputer systems; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Annual Report on Form 10-K filed with the SEC.
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Cray is a registered trademark, and Cray XT4, Cray XT5, Cray XT5 h and Cray XMT are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Quarter Ended
	March 31,
	2008	2007

REVENUE:
Product	$10,690	$33,660
Service	15,438	13,449

Total revenue	26,128	47,109

COST OF REVENUE:
Cost of product revenue	6,412	23,577
Cost of service revenue	8,359	7,998

Total cost of revenue	14,771	31,575

Gross margin	11,357	15,534

OPERATING EXPENSES:
Research and development, net	13,719	7,880
Sales and marketing	5,382	5,268
General and administrative	3,696	4,280
Restructuring and severance	—	10

Total operating expenses	22,797	17,438

Loss from operations	(11,440)	(1,904)

Other income, net	253	395

Interest income, net	837	1,033

Loss before income taxes	(10,350)	(476)

Income tax expense	(282)	(365)

Net loss	$(10,632)	$(841)

Diluted net loss per common share	$(0.33)	$(0.03)

Diluted weighted average shares outstanding	32,371	31,484

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$112,722	$120,539
Restricted cash	10,000	10,000
Short term investments, available-for-sale	24,599	48,582
Accounts receivable, net	40,728	23,635
Inventory	58,284	55,608
Prepaid expenses and other current assets	5,086	4,120

Total current assets	251,419	262,484

Property and equipment, net	15,233	17,044
Service inventory, net	2,742	2,986
Goodwill	63,464	65,411
Deferred tax asset	549	512
Intangible assets, net	1,147	1,181
Other non-current assets	6,262	6,284

TOTAL ASSETS	$340,816	$355,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,720	$14,148
Accrued payroll and related expenses	11,191	12,023
Advance research and development payments	21,296	29,669
Other accrued liabilities	7,515	7,488
Deferred revenue	56,122	48,317

Total current liabilities	108,844	111,645

Long-term deferred revenue	11,366	11,745
Other non-current liabilities	4,502	4,310
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	204,712	207,700

Shareholders’ equity:
Common stock	514,782	513,196
Accumulated other comprehensive income	10,510	13,562
Accumulated deficit	(389,188)	(378,556)

TOTAL SHAREHOLDERS’ EQUITY	136,104	148,202

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$340,816	$355,902